Exhibit 99.1

Provident Bankshares Reports Financial Results

For Fourth Quarter of 2008

BALTIMORE: (January 27, 2009) – Provident Bankshares Corporation (Nasdaq: PBKS), the parent company of Provident Bank, today reported financial results for the fourth quarter of 2008.

The Company recorded a net loss of $26.7 million, or ($0.88) per diluted share, for the fourth quarter of 2008, compared with a net loss of $15.5 million, or ($0.49) per diluted share, for the same period of the prior year. The net loss recorded in the fourth quarter of 2008 was primarily due to a $32.7 million pre-tax non-cash accounting charge for other than temporary impairment (“OTTI”) of certain investment securities and a $21.5 million provision for loan losses as a result of internal risk rating downgrades in the loan portfolio.

For the full year 2008, the Company recorded a net loss of $39.5 million, or ($1.38) per diluted share, compared to net income of $32.1 million, or $1.00 per diluted share, for 2007.

“As we anticipated, the deterioration in economic conditions during the fourth quarter had a significant impact on our investment and loan portfolios,” said Gary N. Geisel, Chairman and CEO of Provident Bankshares. “However, the additional capital received through the TARP program and the continued stability of our deposit base helped us to maintain the financial strength of the Company despite the challenging environment. The TARP proceeds were valuable to continue funding attractive lending opportunities in our marketplace, which resulted in net loan growth of approximately $68 million since the receipt of TARP funds. In addition, we have recently closed the agreement to acquire the deposits of seven Chevy Chase Bank in-store branches in the Greater Baltimore area.”

Acquisition by M&T Bank Corporation

As announced on December 19, 2008, Provident Bankshares and M&T Bank Corporation entered into a definitive agreement under which Provident will be acquired by M&T in a stock-for-stock transaction. The merger has been approved by the boards of directors of each company, is subject to certain customary conditions, including regulatory approval and approval by Provident’s common shareholders, and is expected to close sometime in the second quarter of 2009.

“Although we could have chosen to continue operating as an independent bank, we made the strategic decision that a merger with a larger financial services company would produce the most value for our shareholders, as well as provide strong benefits for our customers and the community. After thoroughly examining all options available to Provident, we determined that it was in our best interests to combine with M&T Bank. We look forward to introducing our customers and communities to the expanded resources available from one of the nation’s most successful banking franchises,” said Mr. Geisel.

114 East Lexington Street — Baltimore, Maryland 21202 — www.provbank.com

Income Statement

The Company’s net interest income for the fourth quarter of 2008 was $39.6 million, compared with $45.9 million in the same period of the prior year. Despite an increase in average total earning assets from the prior year, net interest income declined due to a 47 basis point reduction in net interest margin.

On a sequential quarter basis, the net interest margin declined to 2.77% in the fourth quarter of 2008 from 3.09% in the third quarter of 2008. This decline was primarily attributable to a decline in the yield on earning assets that could not be fully offset by a reduction in interest rates paid on deposits and borrowings.

Non-interest income was negative $6.9 million in the fourth quarter of 2008, compared to negative $16.3 million in the same period of the prior year. The negative non-interest income in both periods was attributable to OTTI charges in the investment portfolio. Excluding OTTI charges, non-interest income was $25.9 million in the fourth quarter of 2008, compared to $31.2 million in the same period of the prior year. The decline in non-interest income was primarily attributable to lower service charges on deposit accounts.

Non-interest expense was $58.7 million in the fourth quarter of 2008, compared to $51.0 million in the same period of the prior year. Non-interest expense in the fourth quarter of 2008 included approximately $3.3 million in merger-related expenses.

Balance Sheet

Total average loans increased to $4.3 billion in the fourth quarter of 2008, compared with $4.2 billion in the third quarter of 2008. The increase was primarily due to growth in the home equity, commercial business and commercial mortgage loan portfolios. Subsequent to the receipt of a $151.5 million investment on November 14, 2008 from the U.S. Treasury as part of the federal government’s TARP Capital Purchase Program, Provident originated $67.7 million in net loan growth during the remainder of the fourth quarter of 2008.

Total average deposits were $4.7 billion in the fourth quarter of 2008, an increase from $4.5 billion in the third quarter of 2008. During the fourth quarter, the Company experienced growth in savings accounts and customer certificates of deposits.

Investment Portfolio

During the fourth quarter of 2008, the Company recorded other-than-temporary-impairment of $32.7 million pre-tax, or $(0.60) per diluted share. This impairment occurred primarily as a result of weakness in the financial services industry and the resulting decline in expected future cash flows for the affected investments. The table below reflects the write-downs by the associated portfolio type.

(dollars in thousands) Portfolio	Fourth Quarter 2008 Write-downs
Pooled Trups – REITs	$(2,072)
Non-agency mortgage backed securities	(4,310)
Pooled Trups – Banks and Insurance	(26,356)

Totals	$(32,738)

114 East Lexington Street — Baltimore, Maryland 21202

A detailed breakdown of the investment portfolio is included in the financial tables at the end of this press release.

Asset Quality and Capital Ratios

In the fourth quarter of 2008, the Company recorded a provision for loan losses of $21.5 million. The level of provision reflects an increase in net charge-offs and non-performing loans given the weakened economic conditions.

Total non-performing loans as a percentage of total loans was 1.94% at December 31, 2008, an increase from 0.95% at September 30, 2008. The increase is primarily due to deterioration in the residential real estate construction, commercial business, and commercial mortgage portfolios.

Loan delinquencies greater than 90 days as a percentage of total loans were 0.33% at December 31, 2008, compared to 0.27% at September 30, 2008. Net charge-offs as a percentage of average loans were 0.75% for the fourth quarter of 2008, an increase from 0.48% in the third quarter of 2008. The increase in net charge-offs was primarily attributable to higher net charge-offs in the commercial business, home equity and consumer portfolios.

Total allowance for loan losses to total loans was 1.68% at December 31, 2008, an increase from 1.40% at September 30, 2008. The allowance for loan losses to total loans at December 31, 2008 represents more than twice the level of annualized net charge-offs as a percentage of average loans during the fourth quarter of 2008. Total allowance for loan losses to non-performing loans was 87% at December 31, 2008, a decline from 148% at September 30, 2008.

Capital

On November 14, 2008, as part of the Troubled Asset Relief Program (“TARP”) Capital Purchase Program, the Company entered into a Purchase Agreement with the United States Department of the Treasury, pursuant to which Provident sold 151,500 shares of Provident’s Fixed Rate Cumulative Perpetual Preferred Stock, Series B and a warrant to purchase 2,374,608 shares of Provident’s common stock, par value $1.00 per share for an aggregate purchase price of $151.5 million in cash. This capital addition is considered Tier 1 capital.

At December 31, 2008, all of the Company’s regulatory capital ratios exceeded the guidelines required to be considered a “well capitalized institution” as established by the Company’s primary banking regulators. These levels are considered to be at least 5.00% for the leverage ratio and 10.00% for the total capital ratio. At December 31, 2008, the Company’s leverage ratio was 9.66% and the total capital ratio was 11.54%.

Dividend Declared

The Board of Directors of Provident Bankshares declared a quarterly cash dividend of $0.11 per share. The quarterly cash dividend will be paid on February 13, 2009, to common stockholders of record at the close of business on February 2, 2009.

The Board of Directors also declared a quarterly dividend of $25.00 per share on its convertible preferred stock. This dividend will be paid on February 2, 2009, to preferred stockholders of record as of that same date.

In addition, the Board of Directors declared a quarterly dividend of $12.6388888 per share on the fixed rate cumulative perpetual preferred stock, Series B shares sold to the U.S. Department of the Treasury as part of the TARP Capital Purchase Program. This dividend will be paid on February 17, 2009.

114 East Lexington Street — Baltimore, Maryland 21202

Supplemental financial tables not included with this release are available on the “Investor Relations” section of our website at www.provbank.com. When in the Company’s website, follow these links:

•	About Provident

•	Investor Relations

About Provident Bankshares Corporation

Provident Bankshares Corporation is the holding company for Provident Bank, the largest independent commercial bank headquartered in Maryland. With $6.6 billion in assets, Provident serves individuals and businesses in the key metropolitan areas of Baltimore, Washington and Richmond through a current branch network of 142 offices in Maryland, Virginia, and southern York County, Pennsylvania. Provident Bank also offers related financial services through wholly owned subsidiaries. Securities brokerage, investment management and related insurance services are available through Provident Investment Company and leases through Court Square Leasing. Visit Provident on the Web at www.provbank.com.

Forward-looking Statements

This press release, as well as other written communications made from time to time by Provident Bankshares Corporation and its subsidiaries (the “Company”) and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” “intend” and “potential.” Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to the financial condition, expected or anticipated revenue, and results of operations and business of the Company, including earnings growth, revenue growth in retail banking, lending and other areas; origination volume in the Company’s consumer, commercial and other lending businesses; asset quality and levels of non-performing assets; current and future capital management programs; non-interest income levels, including fees from services and product sales; tangible capital generation; market share; expense levels; and other business operations and strategies. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA. No forward-looking statement can be guaranteed, and actual results may differ from those projected. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements in this release should be evaluated together with the uncertainties that affect the Company’s business, particularly those mentioned under the headings “Forward –Looking Statements” and “Item 1A. Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2007, and its reports on Forms 10-Q and 8-K, which the Company incorporates by reference.

In the event that any non-GAAP financial information is described in any written communication, including this press release, or in our teleconference, please refer to the supplemental financial tables on our website for the GAAP reconciliation of this information.

TABLES FOLLOW

114 East Lexington Street — Baltimore, Maryland 21202

PROVIDENT BANKSHARES CORPORATION AND SUBSIDIARIES

FINANCIAL SUMMARY

(dollars in thousands, except per share data)	Three Months Ended December 31,			Three Months Ended September 30,
	2008	2007	% Change	2008	% Change
SUMMARY NON-GAAP INCOME STATEMENTS:
Net interest income	$39,615	$45,912	(13.7)%	$43,832	(9.6)%
Provision for loan losses	21,527	10,027	114.7	6,571	—
Non-interest income (loss)	(6,884)	(16,338)	(57.9)	4,553	—
Impairment on investment securities	(32,738)	(47,488)	(31.1)	(24,570)	33.2
Net gains (losses)	(767)	405	—	947	(181.0)
Non-interest income, excluding total gains (losses)	26,621	30,745	(13.4)	28,176	(5.5)
Total revenue, excluding total gains (losses)	66,236	76,657	(13.6)	72,008	(8.0)
Non-interest expense	58,732	51,008	15.1	53,193	10.4
Merger expense & restructuring activities	3,294	78	—	5	—
Non-interest exp., excluding merger & restructuring	55,438	50,930	8.9	53,188	4.2
Income tax benefit	(20,850)	(15,987)	30.4	(5,987)	—
Net loss	(26,678)	(15,474)	72.4	(5,392)	—
Beneficial conversion feature - preferred stock	—	—	—	—	—
Dividends - preferred stock	2,514	—	—	1,523	65.1
Net loss available to common stockholders	(29,192)	(15,474)	88.7	(6,915)	—

SHARE DATA:
Basic loss per share	$(0.88)	$(0.49)	79.6%	$(0.21)	—%
Diluted loss per share	(0.88)	(0.49)	79.6	(0.21)	—
Cash dividends paid per common share	0.11	0.32	(65.6)	0.11	—
Cash dividends paid per preferred share	25.00	—	—	29.72	(15.9)
Book value per common share	14.67	17.58	(16.6)	14.73	(0.4)
Weighted average shares - basic	32,993,033	31,635,109	4.3	32,993,033	—
Weighted average shares - diluted	32,993,033	31,773,779	3.8	32,993,033	—
Common shares outstanding	33,510,889	31,621,956	6.0	33,338,972	0.5

SELECTED RATIOS:
Return on average assets	(1.65)%	(0.96)%		(0.34)%
Return on average equity	(17.17)	(10.16)		(3.78)
Return on average common equity	(19.15)	(9.49)		(4.50)
Net yield on average earning assets (t/e basis)	2.77	3.24		3.09
Efficiency ratio *	82.72	65.68		73.05
Leverage ratio	9.66	7.89		8.39
Tier I risk-based capital ratio	9.57	9.59		9.88
Total risk-based capital ratio	11.54	10.85		11.98
Tangible common equity ratio	5.19	5.86		5.65

END OF PERIOD BALANCES:
Investment securities portfolio	$1,374,342	$1,468,564	(6.4)%	$1,328,223	3.5%
Total loans	4,356,798	4,215,326	3.4	4,264,201	2.2
Assets	6,568,546	6,465,046	1.6	6,410,476	2.5
Deposits	4,752,704	4,179,520	13.7	4,595,393	3.4
Stockholders’ equity	679,431	555,771	22.3	542,464	25.2
Common stockholders’ equity	587,773	623,948	(5.8)	604,793	(2.8)

AVERAGE BALANCES:
Investment securities portfolio	$1,512,139	$1,612,245	(6.2)%	$1,511,735	—%
Loans:
Originated and acquired residential mortgage	253,434	297,801	(14.9)	262,372	(3.4)
Home equity	1,152,095	1,074,345	7.2	1,117,718	3.1
Other consumer	371,319	381,306	(2.6)	382,691	(3.0)
Commercial real estate	1,535,943	1,504,025	2.1	1,510,880	1.7
Commercial business	970,899	843,727	15.1	946,563	2.6
Total loans	4,283,690	4,101,204	4.4	4,220,224	1.5
Earning assets	5,801,588	5,725,165	1.3	5,740,574	1.1
Assets	6,549,847	6,405,737	2.2	6,444,096	1.6
Deposits	4,664,453	4,144,991	12.5	4,475,136	4.2
Stockholders’ equity	618,134	604,364	2.3	567,377	8.9
Common stockholders’ equity	606,561	646,935	(6.2)	611,396	(0.8)

*	Excludes merger expenses and restructuring activities

PROVIDENT BANKSHARES CORPORATION AND SUBSIDIARIES

FINANCIAL SUMMARY

(dollars in thousands, except per share data)	Twelve Months Ended December 31,
	2008	2007	% Change
SUMMARY NON-GAAP INCOME STATEMENTS:
Net interest income	$174,439	$191,232	(8.8)%
Provision for loan losses	37,612	23,365	61.0
Non-interest income (loss)	(1,138)	79,919	(101.4)
Impairment on investment securities	(120,711)	(47,488)	154.2
Net gains	8,140	6,930	17.5
Non-interest income, excluding total gains	111,433	120,477	(7.5)
Total revenue, excluding total gains	285,872	311,709	(8.3)
Non-interest expense	213,729	211,089	1.3
Merger expense & restructuring activities	3,339	1,537	117.2
Non-interest exp., excluding merger & restructuring	210,390	209,552	0.4
Income tax expense (benefit)	(38,572)	4,567	—
Net income (loss)	(39,468)	32,130	—
Beneficial conversion feature - preferred stock	1,463	—	—
Dividends - preferred stock	4,037	—	—
Net income (loss) available to common stockholders	(44,968)	32,130	—

SHARE DATA:
Basic earnings (loss) per share	$(1.38)	$1.00	—%
Diluted earnings (loss) per share	(1.38)	1.00	—
Cash dividends paid per common share	0.66	1.25	(47.6)
Cash dividends paid per preferred share	54.72	—	—
Book value per common share	14.67	17.58	(16.6)
Weighted average shares - basic	32,581,136	31,972,056	1.9
Weighted average shares - diluted	32,581,136	32,194,785	1.2
Common shares outstanding	33,510,889	31,621,956	6.0

SELECTED RATIOS:
Return on average assets	(0.62)%	0.51%
Return on average equity	(6.83)	5.17
Return on average common equity	(7.35)	4.99
Net yield on average earning assets (t/e basis)	3.08	3.47
Efficiency ratio *	72.74	66.58
Leverage ratio	9.66	7.89
Tier I risk-based capital ratio	9.57	9.59
Total risk-based capital ratio	11.54	10.85
Tangible common equity ratio	5.19	5.86

END OF PERIOD BALANCES:
Investment securities portfolio	$1,374,342	$1,468,564	(6.4)%
Total loans	4,356,798	4,215,326	3.4
Assets	6,568,546	6,465,046	1.6
Deposits	4,752,704	4,179,520	13.7
Stockholders’ equity	679,431	555,771	22.3
Common stockholders’ equity	587,773	623,948	(5.8)

AVERAGE BALANCES:
Investment securities portfolio	$1,534,581	$1,623,571	(5.5)%
Loans:
Originated and acquired residential mortgage	269,997	307,977	(12.3)
Home equity	1,111,676	1,034,312	7.5
Other consumer	379,838	390,840	(2.8)
Commercial real estate	1,528,573	1,438,874	6.2
Commercial business	943,126	791,121	19.2
Total loans	4,233,210	3,963,124	6.8
Earning assets	5,777,738	5,600,478	3.2
Assets	6,485,399	6,284,152	3.2
Deposits	4,420,908	4,123,703	7.2
Stockholders’ equity	578,177	621,600	(7.0)
Common stockholders’ equity	612,057	643,998	(5.0)

*	Excludes merger expenses and restructuring activities

Investment Securities Portfolio

December 31, 2008 ($ in thousands)	Par Value	Fair Value	Amortized Cost	Unrealized Gains/(Losses) Recognized in OCI	Cumulative OTTI
Available For Sale
Treasuries	$17,000	$16,992	$16,936	$56	$—

Sovereign	400	400	400	—	—

FHLB Stock	37,919	37,919	37,919	—	—

Agency MBS/ARM	664,696	682,293	671,115	11,178	—

Municipals
AAA	18,565	18,952	18,604	348	—
AA	88,464	90,079	88,848	1,231	—
A	31,906	32,194	32,040	154	—
BBB	11,325	11,559	11,385	174	—

Total	150,260	152,784	150,877	1,907	—

Pooled Trups—Banks & Insurance
AAA	46,024	27,749	46,024	(18,275)	—
AA	48,298	25,136	48,313	(23,177)	—
A	30,512	15,247	30,520	(15,273)	—
BB	5,000	2,294	5,000	(2,706)	—
B	5,000	2,492	5,000	(2,508)	—

Total	134,834	72,918	134,857	(61,939)	—

Pooled Trups—REITs
A	15,000	4,913	11,337	(6,424)	(3,653)
BBB	11,000	3,159	3,361	(202)	(7,642)
BB	44,667	3,273	2,567	706	(41,479)
B	26,280	783	770	13	(24,222)
CCC	10,167	2,155	2,560	(405)	(7,440)

Total	107,114	14,283	20,595	(6,312)	(84,436)

Non-Agency MBS
AAA	35,232	27,819	35,120	(7,301)	—
AA	5,855	2,200	2,823	(623)	(2,779)
A	28,132	9,873	12,859	(2,986)	(15,359)
BBB	9,527	6,894	8,293	(1,399)	(1,148)
BB	3,913	1,203	3,855	(2,652)	—
B	6,354	3,130	3,695	(565)	(2,555)
CCC	35,724	3,876	4,521	(645)	(31,405)

Total	124,737	54,995	71,166	(16,171)	(53,246)

Single Issuer Bank Trups
AAA	5,375	5,539	5,375	164	—
A	18,750	12,032	17,468	(5,436)	—
BBB	32,000	24,806	30,582	(5,776)	—
BB	5,004	2,338	4,998	(2,660)	—

Total	61,129	44,715	58,423	(13,708)	—

Total Available For Sale	$1,298,089	$1,077,299	$1,162,288	$(84,989)	$(137,682)

Held-To-Maturity
Pooled Trups—Banks & Insurance
A	110,712	47,826	79,485	(19,512)	(11,430)
BBB	105,610	42,320	73,097	(17,463)	(14,893)
BB	34,591	15,354	24,789	(6,127)	(3,676)
B	43,450	18,954	35,116	(7,817)	(518)
CCC	51,529	20,653	39,550	(11,979)	—

Total	345,892	145,107	252,037	(62,898)	(30,517)

Single Issuer Bank Trups
A	34,998	28,054	34,792	—	—
BBB	1,600	1,652	1,541	—	—
BB	5,500	4,280	5,515	19	—
NR (Not Rated)	3,200	3,359	3,158	—	—

Total	45,298	37,345	45,006	19	—

Total Held-To-Maturity	$391,190	$182,452	$297,043	$(62,879)	$(30,517)

Total Investment Portfolio	$1,689,279	$1,259,751	$1,459,331	$(147,868)	$(168,199)